SCHEDULE 14A

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SCHEDULE 14A INFORMATION

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PEOPLESOFT, INC.

(Name of Registrant as Specified In Its Charter)

ORACLE CORPORATION

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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For Immediate Release

Contact:	Jennifer Glass
Oracle Corp.
(650) 633-6192
jennifer.glass@oracle.com

ORACLE TO CHALLENGE DEPARTMENT OF JUSTICE LAWSUIT

Extends Tender Offer to June 25, 2004

REDWOOD SHORES, Calif., February 26, 2004—Oracle Corporation (Nasdaq: ORCL) announced today that its Board of Directors has met and decided to vigorously challenge the Justice Department’s lawsuit to block Oracle’s merger with PeopleSoft. The Department’s claim that there are only three vendors that meet the needs of large enterprises does not fit with the reality of the highly competitive, dynamic and rapidly changing market. Oracle has always been an innovator in the industry and led the way to reducing total cost of ownership and believes that the combined company will be able to offer products and services at even lower prices.

“We believe that the government’s case is without basis in fact or in law, and we look forward to proving this in court,” said Jim Finn, Oracle spokesperson.

Since the litigation will extend beyond the PeopleSoft Stockholders’ meeting on March 25, 2004, Oracle is withdrawing the slate of independent directors and will not be soliciting proxies for use at the meeting. In addition, Oracle has extended its previously announced tender offer for all of the common stock of PeopleSoft, Inc. to midnight EDT on Friday, June 25, 2004.

The tender offer was previously set to expire at midnight EST on Friday, March 12, 2004. As of the close of business on Thursday, February 26, 2004, a total of 5,294,574 shares had been tendered in and not withdrawn from the offer.

Important Notice

The solicitation and the offer to buy PeopleSoft’s common stock is only made pursuant to the Offer to Purchase and related materials that Oracle Corporation and Pepper Acquisition Corp. filed on June 9, 2003, as amended and restated on February 12, 2004 and as subsequently amended. Stockholders should read the Amended and Restated Offer to Purchase and related materials carefully because they contain important information, including the terms and conditions of the offer. Stockholders can obtain the Amended and Restated Offer to Purchase and related materials free at the SEC’s website at www.sec.gov, from Credit Suisse First Boston LLC, the Dealer Manager for the offer, from MacKenzie Partners, the Information Agent for the offer, or from Oracle Corporation.

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